AMENDMENT ONE TO RIGHTS AGREEMENT

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Butler National Corporation

and

UMB Bank, N.A.

As Rights Agent

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Dated as of July 22, 2021

AMENDMENT ONE TO RIGHTS AGREEMENT

THIS AMENDMENT ONE TO RIGHTS AGREEMENT (this “Amendment”), dated as of July 22, 2021 is entered into between Butler National Corporation, a Kansas corporation (the “Company”) and UMB Bank, N.A., a national banking corporation (the “Rights Agent”).

WHEREAS, the Company and Rights Agent are parties to the Rights Agreement dated August 2, 2011 (“Rights Agreement”);

WHEREAS, the Company desires to extend the Final Expiration Date (as defined in the Rights Agreement), as permitted by Section 27 of the Rights Agreement;

WHEREAS, the Company desires to extend the appointment of the Rights Agent to act as provided in the Rights Agreement, and the Rights Agent is willing to so act; and

WHEREAS, the Company has delivered to the Rights Agreement a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendents.

a.

The Rights Agreement is hereby amended to amend and replace the final sentence of the existing Section 7(a) which reads, “The “Final Expiration Date”, as used in this Rights Agreement, shall be the date which is 10 years from the Record Date” with the following:

“The Final Expiration Date”, as used in this Rights Agreement shall be the date which is 20 years from the Record Date.”

b.	Exhibit C to the Rights Agreement is hereby amended and replaced with the form of Exhibit C attached hereto.

2.

No Other Changes to Rights Agreement. This Amendment does not change any provision of the Rights Agreement other than Section 7(a) and Exhibit C, and the Rights Agreement, as so amended shall continue in full force and effect.

Governing Law

. This Amendment shall be deemed to be a contract made under the laws of the State of Kansas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Counterparts

. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BUTLER NATIONAL CORPORATION By: /s/ Clark D. Stewart Name: Clark D. Stewart Title: President
UMB Bank, N.A. By: /s/ K. Scott Matthews Name: K. Scott Mathews Title: Vice President

FORM OF EXHIBIT C TO THE RIGHTS AGREEMENT, AS AMENDED

Exhibit C

Butler National Corporation

Summary of Preferred Stock Purchase Rights

On July 29, 2011, the Board of Directors of Butler National Corporation (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The dividend distribution was payable on August 2, 2011 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-two hundredth of a share of Series C Participating Preferred Stock, par value $5.00 per share (the “Preferred Stock”) of the Company at a price of $10.00 per one-two hundredth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement dated as of August 2, 2011, Amendment One to the Rights Agreement dated July 22, 2021, and as the same may be amended from time to time (the “Rights Agreement”), between the Company and UMB Bank, N.A., as Rights Agent (the “Rights Agent”).

Until the earlier to occur of (i) the close of business on the tenth business day following the date of public announcement or the date on which the Company first has notice or determines that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company) (an “Acquiring Person”) has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of voting stock of the Company without the prior express written consent of the Company executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of at least a majority of the members of the Board of Directors then in office (the “Stock Acquisition Date”) or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer, without the prior written consent of the Company, by a person (other than the Company, any subsidiary of the Company or an employee benefit plan of the Company) which, upon consummation, would result in such party’s control of 15% or more of the Company’s voting stock (the earlier of the dates in clause (i) or above being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Company’s Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate certificates alone will then evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire, if not previously exercised, on the date which is 20 years from the Record Date (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one-two hundredths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable or convertible to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Preferred Stock will have a preferential dividend in an amount equal to 200 times any dividend declared on each share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will receive a preferred liquidation payment of equal to the greater of $200 and 200 times the payment made per share of Common Stock. Each share of Preferred Stock will have 200 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 200 times the amount and type of consideration received per share of Common Stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one-two hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

If any person or group (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company) acquires 15% or more of the Company’s outstanding voting stock without the prior written consent of the Board of Directors, each Right, except those held by such persons, would entitle each holder of a Right to acquire such number of shares of the Company’s Common Stock as shall equal the result obtained by multiplying the then current Purchase Price by the number of one-two hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current per-share market price of Company Common Stock.

If any person or group (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company) acquires more than 15% but less than 50% of the outstanding Company Common Stock without prior written consent of the Board of Directors, each Right, except those held by such persons, may be exchanged by the Board of Directors for one share of Company Common Stock.

If the Company were acquired in a merger or other business combination transaction where the Company is not the surviving corporation or where Company Common Stock is exchanged or changed or 50% or more of the Company’s assets or earnings power is sold in one or several transactions without the prior written consent of the Board of Directors, each Right would entitle the holders thereof (except for the Acquiring Person) to receive such number of shares of the acquiring company’s common stock as shall be equal to the result obtained by multiplying the then current Purchase Price by the number one-two hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one-two hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including, but not limited to, an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of the Company then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than an excepted person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Rights Agreement was filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A, and a copy of Amendment One to the Rights Agreement will be filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement and Amendment One to the Rights Agreement are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendments thereto, as the same may be amended from time to time, which is hereby incorporated herein by reference.